REQUEST FOR WITHDRAWAL

                        Date of Request: October 24, 2005


                          DUNGANNON INTERNATIONAL, INC.
                 (Name of Small Business Issuer in Its Charter)


          DELAWARE                                             33-0901631
(State of Other Jurisdiction of                     (IRS Employer Identification
Incorporation or Organization)                                  Number)


     805-510 West Hastings Street                          (604) 689-1818
  Vancouver, British Columbia V6B 1LB                      (604) 689-1815 (FAX)
(Address of Principal Executive Offices)                  (Telephone Number)


         Gary Ciccozzi                                     (604) 689-1818
   805-510 West Hastings Street                           (Telephone Number)
Vancouver, British Columbia V6B 1LB

 Securities Act registration statement file number to which this Form relates:
                                   000-50673


ITEM 1. WITHDRAWAL OF REGISTRATION STATEMENT

On April 8, 2004, Dungannon International, Inc., a Delaware corporation, filed a Registration Statement on Form 10-SB, File No. 000-50673, with the Securities and Exchange Commission. The Board of Directors of Dungannon International, Inc. have determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form 10-SB, File NO. 000-50673. None of the shares being offered pursuant to the registration statement have been offered or sold.

                                    SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in Vancouver, British Columbia on October 24, 2005.


                                          DUNGANNON INTERNATIONAL, INC.
                                          A Delaware Corporation


                                          By: /s/ Gary Ciccozzi
                                             -------------------------
                                             Gary Ciccozzi
                                             President and Director